Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 FINANCIAL PRODUCTS

FACT SHEET (G54)

Offering Period: October 29 – November 19, 2010

6-year CS Notes Linked to the SPDR Gold Trust

Return Profile

•                  6-year securities linked to the performance of the SPDR Gold Trust

•                  Leveraged return, 150% Upside Participation Rate in the appreciation of the SPDR Gold Trust, subject to the Underlying Return Cap

•                  If the Final Level is less than or equal to the Initial Level, and less than or equal to 90%, then the Underlying Return will equal -10%

•                  If the Final Level is less than or equal to the Initial Level by more than 10%, then the Underlying Return will equal (Final Level – Initial Level) / Initial Level

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch

Trade Date:	Expected to be November 22, 2010

Settlement Date:	Expected to be November 29, 2010

Underlying:	SPDR Gold Trust

Upside Participation Rate:	150%

Redemption Amount:	An amount in cash at maturity equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return

Underlying Return Cap:	[44.0 – 47.5]% To be determined on trade date

Underlying Return:

If the Final Level is greater than or equal to the Initial Level, the Underlying Return will be the lesser of (i) the Underlying Return Cap and (ii) an amount calculated as follows: [Upside Participation Rate x [(Final Level – Initial Level) / Initial Level]]. If the Final Level is less than the Initial Level by not more than 10%, the Underlying Return will be calculated as follows: (Final Level – Initial Level) / Initial Level. If the Final Level is less than the Initial Level by 10% or more, the Underlying Return will equal -10%.

Initial Level:	The closing level of the Underlying on the Trade Date

Final Level:	The closing level of the Underlying on the Valuation Date

Valuation Date:	November 23, 2016, subject to postponement in certain cases

Maturity Date:	November 29, 2016, subject to postponement in certain cases

CUSIP:	22546EF82

Benefits

•                  Offers leveraged participation, subject to the Underlying Return Cap, in the appreciation of the Underlying

Hypothetical Returns at Maturity

Percentage Change in the Underlying from Initial Level to Final Level	Redemption Amount (1)
50%	$1,457.50
40%	$1,457.50
30%	$1,450.00
20%	$1,300.00
10%	$1,150.00
0%	$1,000.00
-5%	$950.00
-10%	$900.00
-20%	$900.00
-30%	$900.00
-40%	$900.00
-50%	$900.00

(1)          Assumes an Upside Participation Rate of 150% subject to an Underlying Return Cap of 45.75%, the midpoint of the range set forth in this factsheet (to be determined on the Trade Date).

Risks

•                  The securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse

•                  If the Final Level is less than the Initial Level, investors will be subject to a principal loss of up to 10%

•                  No interest or dividend payments or voting rights with respect to the Underlying

•                  Credit Suisse’s creditworthiness, including actual or anticipated downgrades in our credit ratings will affect the value of the securities.

(See Additional Risk Considerations on next page)

Product Summary

Horizon (years)	6 years

Principal Repayment	At least 90% of principal owed at maturity

Investment Objective	Appreciation

Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: October 29 – November 19, 2010

6-year CS Notes Linked to SPDR Gold Trust

Additional Risk Considerations

• Prior to maturity, costs such as concessions and hedging may affect the value of the securities

• Anti-dilution protection is limited.

• Liquidity — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

• Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities.  The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate.  In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

The risks set forth in the section entitled “Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities.  Prior to investing in the securities, you should, in particular, review the “Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the term sheet and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice.  Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors.  The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns.  This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.  Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments.  Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved.   Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC.  Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including term sheet, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates.  Before you invest, you should read this summary together with the Term Sheet dated October 28, 2010, Underlying Supplement dated June 24, 2010, Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the term sheet, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the term sheet related to the offering summarized herein on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1053092/000095010310003144/dp19746_fwp-g54.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the term sheet.